Exhibit 10.2

                     [LETTERHEAD OF MINTZ AND FRAADE, P.C.]

                                          August 7, 2000

VIA OVERNIGHT DELIVERY

Ms. Patricia J. Thompson
Chief Counsel, Listing Investigations
The Nasdaq Stock Market
Listing Investigations
1801 K Street, N.W., 8th Floor
Washington D.C. 20006

                                           Re: Your letter dated July 26, 2000
                                           to Mr. C. Dean McLain President and
                                           Chief Executive Officer of Western
                                           Power & Equipment Corp. ("Your
                                           Letter").

Dear Ms. Thompson:

      We represent Western Power & Equipment Corp. (the "Company"). The following is the Company's response to Your Letter.

      1. Robert Rubin is a director of and consultant to the Company and is also the Chairman of the Board and the Chief Executive Officer of American United Global, Inc. ("AUGI") which is presently the holder of approximately 60% of the issued and outstanding shares of the Company's common stock. Mr. Rubin is presently the beneficial owner of approximately 15% of AUGI's common stock. Although the April 12, 2000 minutes of the Company's Board of Directors (the "Board") state that the Rubin Family Stock Trust will receive 600,000 shares of the Company's common stock, which stock was intended as a banking fee for Mr. Rubin's role in the EMI transaction, Mr. Rubin has agreed with C. Dean McLain, the Company's President and Chief Executive Officer that 300,000 of such shares will be issued to Mr. McLain, pursuant to Mr. Rubin's past practice of sharing benefits with respect to Company related transactions with Mr. McLain. In addition, although the April 12, 2000 minutes of the Board state that the Rubin Family Stock Trust will receive options to purchase 600,000 shares of the Company's common stock at an exercise price of $1.50 per share which options were intended as a banking fee for Mr. Rubin's role in the EMI transaction, Mr. Rubin has


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agreed with Mr. McLain that 300,000 of such options will be issued to Mr.
McLain, pursuant to Mr. Rubin's past practice of sharing benefits with respect to Company related transactions with Mr. McLain.

      Mr. Rubin met Robert DePalo, a 12% shareholder of e-Mobile, Inc. ("EMI") who has played, and will play, an active role in coordinating the subject transaction on behalf of EMI, in 1995 or 1996. Although they kept in contact with one another, they did not transact any business with one another until the subject transaction.

      The Board became concerned about the low price of the Company's stock. Members of the Board were aware of other companies which increased their shareholders' value by taking advantage of the high valuations placed upon high technology start up companies. The Board, through informal discussion among its members, determined to explore the prospect of acquiring or combining with a high-technology company as a means of increasing their shareholders' value in the Company.

      Mr. Rubin has had previous experience with start-up high technology companies. Mr. Rubin was an initial investor, individually or through corporate entities in which Mr. Rubin was a shareholder, officer and/or director, ranging from $50,000 to over $10,000,000 in the following high technology companies:
Connect Soft, EG.com, Fourth Periphal (presently known as Enuncia), Innapharma, Magnalab, Metromedia Fiber Optics and Software Tool Works.

      Mr. Rubin determined to seek out a high technology business opportunity which would enhance the Company's shareholders' value. Mr. Rubin reviewed many business plans of high technology companies, on behalf of the Company as well as on his own behalf and on behalf of other entities in which he has an interest and Mr. Rubin met or spoke with representatives of such companies in the end of 1999 and in the beginning of 2000 including, but not limited to, the following:

      A. AutoBid.com in New York.

      B. HealthyConnect.com (which was spun off from Med-Emerge International, Inc. of which Mr. Rubin is a director) in Toronto.

      C. WebSuite in California.

      D. PlanetWeb.com in New York.

      E. OneToOne in New York and Chicago.

      F. Dr. Who, Who in New York.

      G. Spent Labs, Inc. in New York and Chicago.

      H. Sports2Travel.com in New York and Chicago.


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

      I. FutureTV in New York.

      J. Dobi Medical Systems, Inc.

      K. ProBatter Sports, L.L.C.

      L. SignTopia.com.

      M. APG, Inc.

      N. Active InterMedia, Inc. in New York.

      O. On-Line Auctions, Inc. in Florida.

      P. EGO, Inc. in New York.

      Q. Talk T.V., Inc in New York, California and Chicago.

      R. G.com, Inc. in Long Island, New York.

      S. HR Village in Chicago.

      T. RKP Capital Partners, LLC ("RKP") a merchant banker in Chicago to discuss Irontracks.com.

      U. The Eye of the Storm in California.

      V. Event411.com in New York.

      W. Stockbrokers.com in Chicago.

      X. StoryCatcher.com in California.

      Y. Spalala.com in California

      Z. Healthsync.com in New York.

      AA. RKP in Chicago to discuss Here's Our World, Inc.

      In January or February of 2000, Mr. Rubin met with Mr. DePalo. Mr. Rubin explained the concerns of the Board. Mr. DePalo told Mr. Rubin about EMI and its founder Nechemia Davidson. Mr. Rubin reviewed EMI's business plan and in early April 2000, he met in New York with Mr. DePalo, Mr. Davidson, and Dedi Graucher, a shareholder of EMI. At this meeting, Mr. Rubin was given a verbal explanation and presentation of how EMI's personal relay unit technology would enable and enhance the features of Net2Wireless and other portable Internet content devices. Mr. Rubin was also given a verbal explanation and presentation of Net2Wireless, a portable Internet content


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device which was invented by Mr. Davidson. Mr. Davidson described EMI's business and answered Mr. Rubin's questions with respect to EMI's business plan and EMI's product.

      Mr. Rubin, based upon his review of numerous financial publications, determined that the wireless technology market had a great potential for future growth. Mr. Rubin knew that Sensar Corp. has announced that it is acquiring Net2Wireless and that subsequent to the announcement Sensar Corp.'s market capitalization increased from $8 million dollars to a high of 1.1 billion dollars. Based upon his evaluation of other high technology companies, the demonstration of the Net2Wireless product, EMI's ability to enhance the features of such portable Internet content devices, EMI's business plan and the increase in Sensar's Corp.'s market capitalization subsequent to it's announcement to acquire Net2Wireless, Mr. Rubin advised the Board that he believed that a merger between EMI and the Company would lead to an increase in the Company's shareholders' value. On April 11, 2000, the Board authorized the Company to execute a letter of intent to merge EMI into the Company. On April 12, 2000, the Company and EMI signed the letter of intent to merge EMI and Company.

      2. Attached hereto and made a part hereof as Exhibits, please find copies of the following:

            Exhibit "A" - The letter of intent with EMI dated April 12, 2000;

            Exhibit "B" - EMI's Business Plan;

            Exhibit "C" - Press release dated April 18, 2000.

            We have requested copies of any existing drafts, correspondence or any other document related to the letter of intent dated April 12, 2000. When we have received this information, we will forward it to you under separate cover.

      3. The law firm of Vanderkam & Sanders, located in Houston, Texas, is EMI's United States counsel with respect to the proposed merger. We are counsel to the Company with respect to the proposed merger. The following is a detailed description of the status of the transaction:

            A. In late May 2000, Vanderkam & Sanders prepared an initial draft of the proposed merger agreement, a copy of which is attached hereto and made a part hereof as Exhibit "D".

            B. In early June 2000, we sent Vanderkam & Sanders a comment letter, a copy of which is attached hereto and made a part hereof as Exhibit "E", suggesting certain changes and additions to the proposed agreement.

            C. In early June 2000, we sent Vanderkam & Sanders proposed riders to the proposed merger agreement, copies of which are attached hereto and made a part hereof as Exhibit "F".


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            D. In June 2000, Vanderkam & Sanders prepared a revised draft of the proposed merger agreement, a copy of which is attached hereto and made a part hereof as Exhibit "G".

            E. In June 2000, we sent Vanderkam & Sanders a comment letter with respect to the revised draft of the proposed merger agreement, a copy of which is attached hereto and made a part hereof as Exhibit "H".

            F. In June 2000, Vanderkam & Sanders prepared a second revised draft of the proposed merger agreement, a copy of which is attached hereto and made a part hereof as Exhibit "I".

            G. In June 2000, we sent Vanderkam & Sanders comment letters with respect to the second revised draft of the proposed merger, copies of which are attached hereto and made a part hereof as Exhibits "J" and "K" respectively.

            H. After Michael Sanders, Esq., of Vanderkam & Sanders, received our comment letters with respect to the second draft of the proposed merger agreement, he advised us that he preferred not to proceed with the merger until the proposed asset purchase agreement was finalized. Mr. Sanders stated that he believed that many of the issues with respect to the proposed merger agreement could best be resolved after the asset purchase agreement was finalized. The proposed asset purchase agreement is the agreement referred to in the letter of intent dated April 12, 2000, pursuant to which certain members of the Company's management will purchase substantially all of the assets of the Company.

            I. EMI's Israeli counsel and tax advisors raised concerns with respect to the tax consequences of the proposed merger under Israeli law. In July 2000, my partner, Alan P. Fraade, Esq., participated in a telephone conference to discuss restructuring the merger with Mr. Sanders, Ofira Gordon, EMI's Israeli corporate counsel, Noam Cannati of Ernst & Young L.L.P., EMI's tax advisor with respect to the transaction, Mr. McLain, Mark J. Wright, the Company's Chief Financial Officer and Ted Levine, Paul Farber and Bruce Rosen of the New York City based accounting firm, Richard A. Eisner & Co., the Company's tax advisors.

            J. In July 2000, the principals of the companies and their tax advisors participated in a second conference call to further discuss the restructuring of the proposed merger. We believe that EMI has agreed to proceed without restructuring the transaction.

            K. As previously indicated, pursuant to the letter of intent dated April 12, 2000, certain members of the Company's management, Messrs. McLain, Rubin and Wright, will enter into an agreement pursuant to which they will purchase all of the assets and assume all of the liabilities of the Company and of the Company's wholly-owned subsidiary, Western Power & Equipment Corp., an Oregon corporation ("WPEC"). The proposed purchase price was $4,700,000 which was to be paid pursuant to a secured seven-year promissory note bearing an interest rate of 8%. The law firm of Kaye,


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Scholer, Fierman, Hays & Handler, L.L.P. ("Kaye Scholer") located in New York,
New York represents the management-purchasers. Our firm is counsel to the Company and WPEC with respect to the proposed asset purchase agreement.

            L. In early June 2000, Kaye Scholer prepared an initial draft of the proposed asset purchase agreement, a copy of which is attached hereto and made a part hereof as Exhibit "L".

            M. In June 2000, we sent Kaye Scholer a comment letter, a copy of which is attached hereto and made a part hereof as Exhibit "M", suggesting certain changes and additions to the proposed agreement.

            N. In late June 2000 Kaye Scholer prepared a revised draft of the proposed asset purchase agreement, a copy of which is attached hereto and made a part hereof as Exhibit "N".

            O. In early July 2000, we sent Kaye Scholer a comment letter with respect to the revised draft of the proposed asset purchase agreement, a copy of which is attached hereto and made a part hereof as Exhibit "O".

            P. In July, 2000, one of our associates, Glen B. Thompson and I participated in a telephone conference with Rory Greiss, Esq., of Kaye Scholer and his associate, Marlo D. Salz with respect to our comments on the revised draft of the asset purchase agreement.

            Q. In July 2000, Kaye Scholer prepared a second revised draft of the proposed asset purchase agreement, a copy of which is attached hereto and made a part hereof as Exhibit "P".

            R. In July 2000, we sent Kaye Scholer a comment letter with respect to the second revised draft of the asset purchase agreement, a copy of which is attached hereto and made a part hereof as Exhibit "Q".

            S. In July 2000, Mr. Fraade participated in a telephone conference with Mr. Greiss and Ms. Salz with respect to our comments on the second revised draft of the proposed asset purchase agreement.

            T. In addition to negotiating the terms of the asset purchase agreement, our firm drafted proposed ancillary agreements pursuant to the asset purchase agreement including the proposed promissory note, the proposed security agreement and the proposed assumption agreement, copies of which are attached hereto and made a part hereof as Exhibits "R", "S" and "T" respectively. In June 2000 we sent Kaye Scholer drafts of the proposed ancillary agreements.

            U. In July, 2000, Kaye Scholer, prepared markups with respect to the drafts of the proposed promissory note and the proposed security agreement, copies of which are attached hereto and made a part hereof as Exhibits "U" and "V" respectively.


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

            V. In late July 2000, the management-purchasers, after consultation with their tax advisors, determined to modify the structure of the asset purchase transaction. Pursuant to the new structure, Messrs. McLain, Rubin and Wright shall form a Delaware limited liability company which shall purchase substantially all of the assets of the Company including, but not limited to, all of the outstanding shares of stock of WPEC and it shall assume substantially all of the liabilities of the Company. The anticipated purchase price has been reduced from $4,700,000 to $4,600,000.00. The purchase price will be paid pursuant to a seven-year secured promissory note bearing an interest rate which has been reduced from eight (8%) percent to seven (7%) percent per annum.

            W. In early August 2000, Kaye Scholer prepared an initial draft of the restructured transaction, a copy of which is attached hereto and made a part hereof as Exhibit "W". We are currently reviewing this draft and we expect to respond shortly.

      4. The following persons are E-Mobile's Officers, Directors and/or 5% or greater shareholders. We are waiting for confirmation that the following are all of the Officers and Directors. At the present time we do not have information with respect the actual percentage of ownership the following persons have in EMI nor do we have the current address of Nechemia Davidson, Eytan Ramon or Moshe Nissim. We have requested this information. When we receive this information, we will send it to you under separate cover.

Name and Address                          Relationship
----------------                          ------------
Nechemia Davidson                         Chairman

Eytan Ramon                               Chief Executive Officer

Moshe Nissim                              Vice President
                                          Research & Development

Cedar Investment Service Ltd.             Shareholder
580 Fifth Avenue #901
New York, N.Y. 10036

Robert DePalo                             Shareholder
488 Madison Ave, 8th Floor
New York, New York 10022

Alexander/Rachel LLC                      Shareholder
250 Longwood Crossing
Lawrence, NY 11559

NBDB LLC                                  Shareholder
16 Grosser Lane
Monsey, New York 10952


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I Bacher                                  Shareholder
17 Marmurek Street
Tel Aviv, 64254, Israel

Meridian Trading and Investment           Shareholder
1612 57th Street, 1st Floor
New York, New York 11204

Beneficial Investment Services Ltd.       Shareholder
331 West 57th Street
New York, New York 10019

      We have requested information with respect to the shareholders of the companies listed above. When we have received such information, we will forward it to you under separate cover.

      5. EMI had one (1) employee at the time of the signing of the April 12, 2000 letter of intent.

            EMI currently has four (4) employees.

      6. In January or February, 2000 Mr. Rubin had discussions with Mr. DePalo with respect to the Board's desire to acquire or combine with a high technology company as a means of increasing the Company's shareholders' value. Mr. DePalo advised Mr. Rubin that he believed that EMI was a company which would be compatible with the Board's concerns.

            Mr. Rubin reviewed EMI's business plan and in early April 2000 he met with Mr. DePalo, Mr. Davidson and Mr. Graucher. At this meeting, Mr. Rubin was given a verbal explanation and presentation of how EMI's personal relay unit technology would enable and enhance the features of Net2Wireless and other portable Internet content devices. Mr. Rubin was also given a verbal explanation and presentation of Net2Wireless which was invented by Mr. Davidson. EMI is currently developing a prototype of its personal relay unit. EMI will be applying for patents in the United States. Mr. Davidson described EMI's business and answered Mr. Rubin's questions with respect to EMI's business plan and EMI's product.

            Mr. Rubin, based upon his review of numerous financial publications, determined that the wireless technology market had a great potential for future growth. Mr. Rubin had confidence in Mr. Davidson's because he had been the inventor and a principal stockholder of Net2Wireless and based upon the success of Net2Wireless, Mr. Rubin believed that Mr. Davidson had the potential to make EMI a similar success.

            From Mr. Rubin's standpoint, a merger between the Company and EMI contained an added advantage over other suitable companies which Mr. Rubin reviewed. Specifically, EMI, unlike the other companies, was not requesting that the Company


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provide capital for the acquired business. Mr. Rubin was assured by EMI that adequate funds would be available for the development and promotion of EMI's product.

            Based upon the foregoing, Mr. Rubin believed and he advised the Board that a merger between EMI and the Company would help to increase the Company's shareholders' value.

      7. For the period beginning January 1, 1999 to the present, the Company did not issue, sell, exchange, convert or redeem any common stock, preferred stock, warrants or debt instruments.

            (A) For the period beginning January 1, 1999 to the present, the Company issued the following stock options:

Option Holder      Issue Date     #of Shares   Exercise Price    Expiration Date
-------------      ----------     ----------   --------------    ---------------

Harold Chapman     08/02/99          5,000         $2.375            08/02/09

Merrill McPeak     08/02/99          5,000         $2.375            08/02/09

Rubin Family       04/12/00        600,000          $1.50            04/12/05
Stock Trust

            Harold Chapman and Merrill McPeak were members of the Company's Board of Directors at the time the options were issued. We have requested information with respect to the current addresses of the above option holders. When we have received such information, we will forward it to you under separate cover. The options issued to Harold Chapman and Merrill McPeak were issued pursuant to the Company's Second Amended and Restated Stock Option Plan for Non-Employee Directors which was approved by the Company's shareholders on January 27, 1998. The options issued to the Rubin Family Stock Trust were intended as a banking fee for Mr. Rubin's role in the EMI transaction and Mr. Rubin has agreed with Mr. McLain that 300,000 of such options will be issued to Mr. McLain pursuant to Mr. Rubin's past practice of sharing benefits with respect to Company related transactions with Mr. McLain.

            Although the April 12, 2000 minutes of the Board state that the Rubin Family Stock Trust will receive 600,000 shares of the Company's common stock, which stock was intended as a banking fee for Mr. Rubin's role in the EMI transaction, Mr. Rubin has agreed with Mr. McLain, that 300,000 of such shares will be issued to Mr. McLain, pursuant to Mr. Rubin's past practice of sharing benefits with respect to Company related transactions with Mr. McLain.

            For the period beginning January 1, 1999 to the present, the following stock options were exercised:


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Option Holder       Issue Date    Number of     Exercise Price    Exercise Date
-------------       ----------    ---------     --------------    -------------
                                   Shares
                                   ------

Thomas Berkompas     01/31/97       26,000          $5.125            06/23/00
Thomas Berkompas     01/31/97       24,000          $5.125            07/07/00

            Thomas Berkompas is a former Chief Financial Officer of the Company. We have requested information with respect to Mr. Berkompas' current address. When we have received such information, we will forward it to you under separate cover.

            On or about April 17, 2000 the Company cancelled 734,000 stock options at $0.10 per share as set forth on Exhibit "X" attached hereto and made a part hereof.

            (B) For the period from January 1, 1999 to the present, the Company did not issue any private placement memoranda or solicit any subscriptions.

            (C) Not Applicable.

            (D) Not Applicable

8. For the period beginning January 1, 1999 to the present the Company did not enter into any advisory, consulting, investor/public relations and/or investment banking agreements except for the Company's agreement with the Rubin Family Stock Trust pursuant to which the Rubin Family Stock Trust will receive 600,000 shares of the Company's common stock, which stock was intended as a banking fee for Mr. Rubin's role in the EMI transaction, Mr. Rubin has agreed with Mr. McLain that 300,000 of such shares will be issued to Mr. McLain pursuant to Mr. Rubin's past practice of sharing benefits with respect to Company related transactions with Mr. McLain. In addition, the Rubin Family Stock Trust will receive options to purchase 600,000 shares of the Company's common stock at an exercise price of $1.50 per share, which options were intended as a banking fee for Mr. Rubin's role in the EMI transaction, Mr. Rubin has agreed with Mr. McLain that 300,000 of such options will be issued to Mr. McLain, pursuant to Mr. Rubin's past practice of sharing benefits with respect to Company related transactions with Mr. McLain.

9. Attached hereto and made a part hereof as Exhibit "Y" are copies of the Minutes of the Company's Board of Directors from July 1, 1999 to the present time.

10. Aside from the aforementioned meeting with Messrs. Rubin, DePalo, Davidson, and Graucher the only one of the following persons with whom the Company had a relationship was Mr. DePalo. None of these persons provided services to the Company. The Company has been advised of the following:

      A. Yitzchar Bachar is holding shares of EMI in escrow on behalf of David Rubner.


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      B. Yitzchar Bachar is holding shares of EMI in escrow on behalf of Zahava
Rubner.

      C. Murray Huberfeld is not a shareholder of EMI.

      D. Laura Huberfeld is the wife of Murray Huberfeld and has a controlling interest in Alexander/Rachel, LLC.

      E. Alexander/Rachel, LLC is a 5% or greater shareholder of EMI.

      F. David Bodner is not a shareholder of EMI.

      G. Naomi Bodner is the wife of David Bodner and has a controlling interest in NBDB, LLC.

      H. NBDB, LLC is a 5% or greater shareholder of EMI.

      I. Broad Capital is owned by David Bodner and Murray Huberfeld. Broad Capital is not a shareholder of EMI and is not involved in the merger transaction.

      J. Nechemia Davidson is the founder of EMI and the principal inventor of EMI's technology. Nechemia Davidson owns Cedar Investments Services, Ltd.

      K. Cedar Investments Services, Ltd. is a 5% or greater shareholder of EMI.

      L. Robert DePalo is a 12% shareholder of EMI who has played, and will play, an active role in coordinating the subject transaction on behalf of EMI.

      M. Yitzchar Bachar is the attorney and escrow agent for David and Zahava Rubner (see subparagraphs "(a)" and "(b)" of this paragraph "10").

      N. Irwin Katsof has no relationship to EMI or to this transaction.

      O. The Jerusalem Fund of Aish HaTorah has no relationship to EMI or to this transaction.

      At the present time, we do not have information with respect to the percentage of ownership interest which the above-named individuals have in EMI. We have requested this information. When we have received this information we will send it to you under separate cover.

      If you require any additional information, please contact the undersigned.


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                                          Very truly yours,


                                          /s/ Frederick M. Mintz

                                          Frederick M. Mintz


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